FOR IMMEDIATE RELEASE

Norfolk Southern Comments on Revised, Reduced Proposal from
Canadian Pacific

Transaction Still Subject to Substantial Regulatory Risk and Highly Unlikely to be Approved

Former STB Commissioners Determined That STB Unlikely to Approve Any Voting Trust

NORFOLK, Va., Dec. 8, 2015 /PRNewswire/ -- Norfolk Southern Corporation (NYSE: NSC) ("the Company") today confirmed that it has received a revised, reduced proposal from Canadian Pacific (TSX:CP) (NYSE:CP).

Norfolk Southern noted that Canadian Pacific's revised, reduced proposal provides for a per share consideration of $32.86 in cash and a fixed exchange ratio of 0.451 shares in a new company that would own Canadian Pacific and Norfolk Southern, and is valued at $91.62 based on Canadian Pacific's closing price on December 7, 2015.  The consideration offered in this revised proposal is less than the prior proposal, which the Norfolk Southern board unanimously determined was grossly inadequate, creates substantial regulatory risks and uncertainties that are highly unlikely to be overcome, and is not in the best interest of the Company and its shareholders.

On November 17, 2015, Canadian Pacific made an unsolicited proposal to acquire all the outstanding common shares of Norfolk Southern for $46.72 in cash and a fixed exchange ratio of 0.348 shares in a new company that would own Canadian Pacific and Norfolk Southern. The total consideration of the initial proposal is valued at $92.06 based on Canadian Pacific's closing price on December 7, 2015. Following careful consideration with the assistance of its independent financial and legal advisors, the Norfolk Southern board unanimously rejected the prior proposal.

"Canadian Pacific's revised, reduced proposal is not only less than what the Norfolk Southern board has already found to be grossly inadequate, it is even more uncertain and risky given the decrease in the cash consideration," said Chairman, President and CEO James A. Squires.  "In addition to being grossly inadequate, the proposal is based on a voting trust structure that we reviewed and do not believe would be approved by the STB. Yesterday we released a white paper by two former STB chairmen who believe that the STB would not approve any voting trust structure because there is no basis to determine that it would be in the public interest."

On December 7, 2015 Norfolk Southern released a white paper by former Surface Transportation Board ("STB") commissioners Francis Mulvey and Charles Nottingham in which they carefully reviewed voting trust issues and the original merger transaction proposed by Canadian Pacific. The former commissioners concluded that, "As simple background, rail carriers cannot assume control of another carrier without prior STB approval.  The STB's approval process can last between 19 and 22 months.  Current STB regulations, adopted in 2001, set a high bar for approval of a proposed major merger and related voting trust based on an untested public interest standard.  In our expert opinions, the STB is not likely to approve CP's proposed voting trust or the CP+NS merger."

Morgan Stanley & Co. LLC and Bank of America Merrill Lynch are acting as financial advisors to Norfolk Southern Corporation and Skadden, Arps, Slate, Meagher & Flom LLP, Hunton & Williams LLP and Morrison & Foerster LLP are acting as legal advisors.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, as amended, including but not limited to statements regarding the indication of interest made by Canadian Pacific Railway Limited.  In some cases, forward-looking statements may be identified by the use of words like "believe," "expect," "anticipate," "estimate," "plan," "consider," "project," and similar references to the future. Forward-looking statements are made as of the date they were first issued and reflect the good-faith evaluation of the Company's management of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control, including future actions that may be taken by Canadian Pacific Railway Limited in furtherance of its unsolicited proposal.  These and other important factors, including those discussed under "Risk Factors" in the Company's Form 10-K for the year ended December 31, 2014, as well as the Company's other public filings with the SEC, may cause our actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise, unless otherwise required by applicable securities law.

Contacts:

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

or

Joele Frank / Dan Katcher / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449